CONTINENTAL BEVERAGE AND NUTRITION, INC.
                (FKA ADIRONDACK PURE SPRINGS MT. WATER CO., INC.)

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Annual Report on Form 10-KSB of Continental Beverage and Nutrition, Inc. of our report dated June 15, 2004, included in the Annual Report to Stockholders of Continental Beverage and Nutrition, Inc.

Bloom & Co., LLP
/s/Bloom & Co., LLP
Hempstead,  New York
June 15, 2004